Exhibit 10.32

THE NEIMAN MARCUS GROUP, INC.

SUPPLEMENTAL EXECUTIVE

RETIREMENT PLAN

As amended through December 31, 2007

THE NEIMAN MARCUS GROUP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Table of Contents

ARTICLE		PAGE

Article	I.-DEFINITIONS	5
	1.1. “Augmentation Plan”	5
	1.2. “Basic Plan”	5
	1.3. “Board of Directors”	5
	1.4. “CHH Plan”	5
	1.5. “Code”	5
	1.6. “Committee”	5
	1.7. “Company”	5
	1.8 “Compensation	6
	1.9. “Effective Date”	6
	1.10. “Eligible Employee”	6
	1.11. “Individual Pension Agreement”	7
	1.12. “Minimum Salary”	7
	1.13. “Normal Form”	7
	1.14 “Participant”	7
	1.15. “Participating Employer”	7
	1.16. “Plan”	7
	1.17. “Plan Year”	7
	1.18. “Service”	8
	1.19. “Social Security Benefit”	8
	1.20. “Spouse”	6

Article	2.-PARTICIPATION	10
	2.1. Commencement of Participation	10
	2.2. Duration of Participation	10
	2.3. Reduction in Participants	10

Article	3.-SOURCE OF BENEFIT PAYMENTS	12

Article	4.-RETIREMENTBENEFITS	13
	4.1. Normal or Late Retirement Benefit	13
	4.2. Early Retirement Benefit	13
	4.3. Vested Termination Benefit	15
	4.4. Other Teffi1ination of Employment; Death	15
	4.5. Optional Forms of Benefits	16
	4.6. Forfeiture of Benefits	17
	4.7. Surviving Spouse Benefit	17
	4.8. Disability	17
	4.9. No Reduction in Accrued Benefit Under CHH Plan	18

	4.10. Lump Sum Settlements	18
	4.11. Reemployment After Retirement	18

Article	5.-COMMITTEE	20
	5.1. Plan Administration and Interpretation	20
	5.2. Powers, Duties, Procedures, etc.	20
	5.3. Information	21
	5.4. Indemnification of Committee	21

Article	6. –AMENDMENTANDTERMINATION	22
	6.1. Amendments	22
	6.2. Termination of Plan	22

Article	7.-MISCELLANEOUS	23
	7.1. Nonassignability	23
	7.2. Limitation on Participants’ Rights	23
	7.3. Participants Bound	23
	7.4. Receipt and Release	23
	7.5. Governing Law	24
	7.6. Headings and Subheadings	24

THE NEIMAN MARCUS GROUP, INC.

SUPPLEMENTAL EXECUTIVE

RETIREMENT PLAN

Purpose

The Company originally adopted this Plan, effective August 7, 1987, for a select group of management personnel in order to

(a) attract, retain and motivate qualified management personnel;

(b) facilitate the retirement of management personnel; and

(c) provide survivor income for the spouses of management personnel.

The Company hereby amends and restates the Plan to make certain changes and clarifications. The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2) and 301(a)(3) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent.

Article 1. - Definitions

Wherever used herein the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

1.1. “Augmentation Plan” means the Augmentation to Pension Plan for Employees of Carter Hawley Hale Stores, Inc.

1.2. “Basic Plan” means The Neiman Marcus Group, Inc. Retirement Plan as amended from time to time. Reference to any Article or Section of the Basic Plan shall include reference to any comparable or successor provisions of the Basic Plan as amended from time to time.

1.3. “Board of Directors” means the Board of Directors of the Company.

1.4. “CHH Plan” means the Supplemental Executive Retirement Plan of Carter Hawley Hale Stores, Inc, as in effect on the day before the Effective Date.

I.5.  “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to any Section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such Section or subsection.

1.6. “Committee” means the Employee Benefits Committee appointed by the Board of Directors or its Executive Committee.

1.7. “Company” means The Neiman Marcus Group, Inc., a Delaware corporation and any successor to all or substantially all of its assets or business which assumes the obligations of the Company.

1.8. “Compensation” means, with respect to any given period, the aggregate compensation, exclusive of any bonuses, paid to an Eligible Employee by one or more Participating Employers during such period, whether before or after he or she becomes an Eligible Employee. “Compensation” shall be determined before any reduction under Section 125 or 40 1 (k) of the Code or under any other deferred compensation plan or arrangement, but shall not otherwise include any Participating Employer contributions under retirement or other benefit plans or arrangements, or any expense reimbursements, imputed compensation, property, or payments of compensation previously deferred. In the case of an Eligible Employee who was, immediately prior to the Effective Date, employed by Carter Hawley Hale Stores, Inc. (“CHH”) or any of its affiliates, the term “Participating Employer” shall, for purposes of this Section 1.7, include CHH and its affiliates.

1.9. “Effective Date” means August 2, 1987.

1.10. “Eligible Employee” means each employee of a Participating Employer who, on any August 1,

(a) is employed in an executive, administrative, or professional capacity as defined in Section 13(a)(I) of the Fair Labor Standards Act, as amended, and the regulations thereunder,

(b) participates in the Basic Plan,

(c) had a base salary on the immediately preceding December 31 at least equal to the Minimum Salary, and

(d) is not employed as a salesperson.

1.11. “Individual Pension Agreement” means a deferred compensation agreement between a Participating Employer and an Eligible Employee which provides for payment by the Participating Employer of supplementary retirement benefits, but shall not include any agreement to defer compensation under The Neiman Marcus Group, Inc. Key Employee Deferred Compensation Plan or any similar plan or arrangement.

1.12. “Minimum Salary” means:

(a) for December 31 of each of the years 1992 through 1995, the amount in effect under Section 414(q)(1)(B) of the Code for the year following such December 31; and

(b) for December 31, 1996, and each December 31 thereafter, $100,000.

1.13. “Normal Form” means a form of benefit payable monthly to an individual during his or her lifetime, the first payment to be due on the date of the commencement of his or her benefits under the Plan, and the last payment to be due for the calendar month in which his or her death occurs.

1.14. “Participant” means any individual who participates in the Plan in accordance with Article 2.

1.15. “Participating Employer” means the Company and any affiliate or subsidiary of the Company which is a Participating Employer as defined in the Basic Plan.

1.16. “Plan” means The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan as set forth herein and in all subsequent amendments hereto.

1.17. “Plan Year” means the 52 or 53 week period ending on the Saturday nearest to July 31 of each year.

1.18. “Service” means the period measured in years equal to years of Vesting Service determined under the Basic Plan, subject to the following special rules:

(a) Years of Vesting Service, if any, prior to the Effective Date shall be determined in accordance with the rules of the Pension Plan for Employees of Carter Hawley Hale Stores, Inc. that applied on August 1, 1987 to employees hired after June 30, 1980; and

(b) A Participant shall be credited with a full year of Service for each partial year of Vesting Service interrupted by a Period of Severance, provided that (i) the Participant is credited with at least 1,000 Hours of Service during such partial year of Vesting Service, and (ii) no more than one year of Service shall be credited during any 12-month period.

1.19. “Social Security Benefit” means, in the case of each Participant, the estimated amount of the monthly primary old age insurance benefit available to him at age 65 under the Social Security Act as in effect on the earliest of his or her Normal Retirement Date, Termination of Employment or death. The amount shall be computed upon the assumption that the Participant has been continuously covered under said Act since the later of 1951 or his or her 21st birthday, and that his or her remuneration for employment for the calendar year preceding the date of his or her Normal Retirement, Termination of Employment or death, whichever is earliest, was equal to that portion of his compensation for such year that would be subject to tax under Section 3101(a) of the Code without the dollar limitation of Code Section 3121(a)(l), and his or her remuneration for each prior calendar year was equal to the assumed remuneration for the subsequent year divided by 1.06. If a Participant has a Termination of Employment

for any reason, or becomes Totally and Permanently Disabled, prior to his or her Normal Retirement Date, in determining his or her Social Security Benefit, earnings for the calendar year of such termination or disability and each subsequent calendar year prior to his or her Normal Retirement Date shall be assumed to be equal to that portion of his or her compensation for the calendar year prior to the year of termination or disability that would be subject to tax under Section 3101(a) of the Code without the dollar limitation of Code Section 3121(a)(1). 1.20. “Spouse” means the lawfully married husband or wife of a Participant, determined at the time of the Participant’s death or, if earlier, as of the first day of the first month for which benefits are payable under the Plan.

Unless defined herein, any capitalized word, phrase or term used in this Plan shall have the meaning given to it in the Basic Plan.

Article 2. - PARTICIPATION

2.1. Commencement of Participation. Any individual who was a Participant in the Plan on July 31, 1993 will, subject to Sections 2.2 and 2.3, continue to be a Participant under this restatement of the Plan. Any other individual who is an Eligible Employee on August 1, 1993 or any subsequent August 1 shall become a Participant on such August.

1. 2.2. Duration of Participation. Subject to Section 2.3, an individual who has become a Participant in the Plan shall continue to be a Participant as long as he or she remains an employee of a Participating Employer or is entitled to a benefit under the Plan, even though his or her base salary after becoming a Participant later falls below the then applicable base salary level specified in Section 1.10. A Participant will cease to be a Participant when he or she is neither employed by a Participating Employer nor entitled to receive a benefit under the Plan.

2.3. Reduction in Participant.  Notwithstanding any other provision of the Plan to the contrary, the Committee may terminate the right of any Participant or Eligible Employee to participate in the Plan if the Committee deems such action to be necessary to preserve the status of the Plan as “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201 (2) and 301(a)(3) of ERISA. In the event a Participant’s participation is terminated under this Section 2.3, the Participant shall not be entitled to any benefits under the Plan except to the extent such benefits would be protected under Section 6.2 if the Plan were then terminated.

The Committee may, in its discretion, direct the Participant’s Participating Employer to pay to the Participant the present value of any such protected benefits, or to provide for payment of such benefits through another plan, or may direct a combination of the foregoing, in lieu of providing such benefits under this Plan, and such payment or provision (or both) shall be in complete satisfaction of the Participant’s rights under this Plan.

Article 3. - SOURCE OF BENEFIT PAYMENTS

Nothing in this Plan will be construed to create a trust or to obligate the Participating Employers or any other person to segregate a fund, purchase an insurance contract, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any employee or any other person rights to any specific assets of the Participating Employers or of any other person. Any benefits which become payable hereunder shall be paid from the general assets of the Participating Employers. .

Article 4. - RETIREMENT BENEFITS

4.1. Normal or Late Retirement Benefit. The amount of the monthly retirement benefit payable under the Plan to a Participant who retires on or after his or her Normal Retirement Date, commencing on the first day of the month coinciding with or next following his or her retirement and payable in the Normal Form, will be equal to (a) minus (b), but not less than zero, where

(a) is 50% of the Participant’s average monthly Compensation for the highest sixty consecutive months preceding retirement, less 60% of the Participant’s Social Security Benefit, the result multiplied by a fraction the numerator of which is the Participant’s years of Service (not in excess of 25) and the denominator of which is 25; and

(b) is the monthly normal or late retirement benefit payable to the Participant under the Basic Plan (increased by his or her monthly benefit, if any, under the Augmentation Plan and any Individual Pension Agreement), calculated as though payable in the Normal Form.

4.2. Early Retirement Benefit.

(a) The amount of the monthly retirement benefit under this Plan payable in the Normal Form to a Participant who has attained age 55 with at least 10 years of Service, and who retires thereafter (but prior to his or her Normal Retirement Date), shall equal (1) minus (2), but not less than zero, where

(1) is the amount determined under Section 4.1(a) above, unreduced for early commencement if the benefit starting date is on or after the Participant’s 62nd birthday, reduced by 1/600th for each month between the Participant’s 60th and 62nd birthday by which the benefit starting date precedes the month in which the Participant attains age 62, and reduced further by 1/240th for each month by which the benefit starting date precedes the month in which the Participant attains age 60; and

(2) is the Participant’s monthly early retirement benefit, if any, under the Basic Plan (increased by his or her monthly early retirement benefit, if any, under the Augmentation Plan and any Individual Pension Agreement), calculated as though payable in the Normal Form.

If the Participant is not eligible for an early retirement benefit under the Basic Plan (or, if applicable, the Augmentation Plan or any Individual Pension Agreement) at the time a benefit becomes payable under this Plan, the monthly benefit under this Plan will be determined without reduction for such early retirement benefit until such time as the Participant could begin to receive a benefit under the Basic Plan (or Augmentation Plan or Individual Pension Agreement), and will then be reduced by the amount of each such benefit calculated as though payable in the Normal Form.

(b) The monthly benefit payable to a Participant under this Section 4.2 shall commence at the same time as the early retirement benefit payable under the Basic Plan. However, if no benefit is payable to a Participant under the Basic Plan before his or her Normal Retirement Date, the benefit payable under this Section 4.2 shall commence on the first day of the month coinciding with or next following the Participant’s retirement, or such later month (up to the Participant’s Normal Retirement Date) as the Participant may elect. Such election must be made at least 90 days before benefits would otherwise commence. In each case the reductions applicable under paragraph (a)(l) shall reflect the actual date as of which benefits commence.

4.3. Vested Termination Benefit. Any Participant who has a Termination of Employment after he or she has completed at least 5 years of Service, but before he or she has satisfied the requirements for early retirement hereunder, shall be entitled to a monthly benefit payable in the Normal Form, commencing at the same time as the Participant’s vested benefit under the Basic Plan, in an amount equal to (a) below (reduced by the applicable factor set forth in Section 4.2(a)(1) above) minus (b) below, but not less than zero, where

(a) is 50% of the Participant’s average monthly Compensation for the highest sixty consecutive months preceding the Termination of Employment, less 60% of the Participant’s Social Security Benefit, the result multiplied by a fraction the numerator of which is the Participant’s years of Service and the denominator of which is the greater of 25 years or the number of years of Service the Participant would have had if he or she continued employment with a Participating Employer without interruption until his or her Normal Retirement Date; and

(b) is the Participant’s monthly benefit under the Basic Plan (increased by his or her monthly benefit, if any, under the Augmentation Plan and any Individual Pension Agreement), calculated as though payable in the Normal Form.

4.4. Other Termination of Employment; Death. If a Participant has a Termination of Employment for any reason prior to the time he or she is eligible for a retirement or vested benefit under Section 4.1, 4.2 or 4.3, no benefit shall be payable under this Plan. In the event a Participant dies prior to the commencement of benefit payments hereunder, then except as provided in Section 4.7 no benefits shall be payable hereunder following the Participant’s death. In the event a Participant dies after the commencement of benefit payments hereunder, payments shall continue to be made following his or her death only if the Participant has chosen an optional form of benefit under Section 4.5 and then only to the extent, if any, provided under such optional form of benefit.

4.5. Optional Forms of Benefits. A Participant may elect to receive, in lieu of the retirement benefit otherwise payable to him or her in the Normal Form pursuant to Section 4.1, 4.2 or 4.3, retirement benefits of Actuarial Equivalent value payable in any of the optional forms available under the Basic Plan, provided that no optional form of benefit shall be available to a married Participant, other than a 50% contingent annuity form protecting the Participant’s Spouse, without the written consent of such Spouse. The Committee shall notify each Participant of the options available to him and shall provide forms for election of such options. The Participant shall be entitled to elect one of the foregoing options (or to revoke any such election) within the 90-day period prior to the commencement of benefits. The election of one of the options provided for in this Section 4.5 shall become effective as of the first day of the first month for which benefits are payable to the Participant under the Plan, and may not be rescinded or modified thereafter. Should the Participant’s Spouse or other beneficiary die prior to such effective date, the Participant’s election will be void and the Participant’s retirement benefit will be paid to him as though he or she had made no election unless the

Participant makes a new election prior to such effective date.

4.6. Forfeiture of Benefits. Notwithstanding any provision of this Plan to the contrary, no benefits shall be payable under this Plan with respect to any Participant who confesses to, or is convicted of, any act of fraud, theft or dishonesty arising in the course of, or in connection with, his or her employment with a Participating Employer. The Committee’s decision as to the applicability of this Section 4.6 in any case shall be fixed and binding on all persons.

4.7. Surviving Spouse Benefit. In the event a Participant dies on or after the earliest date as of which he or she becomes eligible for a benefit under Section 4.1, 4.2 or 4.3 but prior to the first day of the first month for which benefits are payable to him or her under this Plan, and such Participant is survived by a Spouse, a monthly surviving spouse benefit shall be payable to such Spouse commencing as of the month the pre-retirement death benefit under the Basic Plan commences to be paid to the Spouse (the “survivor benefit commencement date”) and ending with the month in which the Spouse’s death occurs. The monthly surviving spouse benefit shall be computed as though the Participant had terminated employment on the date of his or her death (if not already terminated), had chosen to have benefit payments commence in the 50% contingent annuity form described in Section 4.5 on the survivor benefit commencement date, and had survived to and died on the day following such commencement date.

4.8. Disability.  Any Participant who becomes Totally and Permanently Disabled at a time when he or she has ten or more years of Service but before Normal Retirement Age shall continue to have Service credited on his or her behalf until the earlier of his or her Normal Retirement Date or the date on which he or she is no longer

Totally and Permanently Disabled (or, if he or she returns to work at that time for a Participating Employer, until his or her subsequent retirement or other termination of employment).

4.9. No Reduction in Accrued Benefit Under CHH Plan. Notwithstanding any other provision of the Plan, in the case of a Participant who was a participant in the CHH Plan on the day before the Effective Date, any benefit payable to the Participant under Section 4.1 ~ 4.2~ or 4.3 in the Normal Form will not be less than the benefit that would have been payable to the Participant in the Normal Form, commencing at the same time, under the CHH Plan as in effect on the day before the Effective Date if the Participant’s employment had terminated on that date. For purposes of the preceding sentence, a Participant will be deemed to have satisfied the age and service requirements for entitlement to benefits under the CHH Plan and from the Pension Plan for Employees of Carter Hawley Hale Stores, Inc. on the day before the Effective Date, but the Participant’s actual age and Service will be taken into account in computing the amount of benefit that would have been payable to the Participant under the CHH Plan.

4.10. Lump Sum Settlements. Notwithstanding any other provisions of the Plan to the contrary, if any benefit payable under the Plan is less than $50 per month, such benefit shall instead be paid in a single lump sum of Actuarial Equivalent value.

4.11. Reemployment After Retirement. Any benefit payable under the Plan to a Participant shall cease as of the date of rehire if the Participant is reemployed by a Participating Employer and shall resume following subsequent retirement or other Termination of Employment in accordance with the applicable provisions of this Article 4. The retirement benefit subsequently payable shall be computed in accordance with this Article 4 on the basis of service and compensation to the time of such subsequent Termination of Employment, but shall be reduced by the Actuarial Equivalent of any payments previously made under the Plan, including lump sum payments or amounts applied to purchase annuity contracts. In no event shall the aggregate benefits of any rehired Participant be greater than the benefit he or she would have received if all his or her service had been one continuous period of employment.

Article 5. - COMMITTEE

5.1. Plan Administration and Interpretation. The Committee shall have complete control over the administration of the Plan. The Committee shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. All rules and decisions of the Committee shall be uniformly and consistently applied to all Participants and other claimants in similar circumstances. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant, a beneficiary, the Participating Employers, the legal counsel of a Participating Employer or the Committee, or the Actuary. Subject to applicable laws and regulations, for all purposes of administration and interpretation of the Plan, the Committee shall consider the Plan as if it were maintained by a single employer for the benefit of all Participants by whomever employed. The Committee shall be deemed to be the Plan administrator with responsibility for complying with any reporting and disclosure requirements of ERISA.

5.2. Powers, Duties, Procedures, etc. The Committee shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, and shall follow such claims and appeal procedures with respect to the Plan as are permitted or required under the terms of the Basic Plan.

5.3. Information. To enable the Committee to perform its functions, the Participating Employers shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, their employment, retirement, death, the cause for termination of employment, and such other pertinent facts as the Committee may require.

5.4. Indemnification of Committee. The Company agrees to indemnify and to defend to the fullest extent permitted by law any officer or employee of any Participating Employer who serves as a member of the Committee (including any such individual who formerly served as a member of the Committee) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

Article 6. - AMENDMENT AND TERMINA TTON

6.1. Amendments. The Company shall have the right to amend this Plan from time to time by resolution of the Board of Directors or its Executive Committee and to amend or cancel any amendments. Any such amendment shall be stated in an instrument in writing, executed by the Company in the same manner as this Plan.

6.2. Termination of Plan. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of services by any Eligible Employee (or other employee). The Company reserves the right to terminate this Plan at any time and, in the event of such termination, to pay no benefits to any Participant who has neither completed 5 years of Service nor attained age 65. No such termination shall result in the reduction of (a) benefits that have commenced before the date of termination, (b) benefits accrued as of that date by any Participant who has completed at least 5 years of Service or attained age 65 by that date, or (c) benefits accrued under the CHH Plan as of the day before the Effective Date by any Participant who was a participant in the CHH Plan on that day.

Article 7. - MISCELLANEOUS

7.1. Nonassignability. None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under this Plan.

7.2. Limitation on Participants’ Rights. Participation in this Plan shall not give any Eligible Employee the right to be retained in the employ of a Participating Employer or any right or interest in the Plan other than as herein provided. Each Participating Employer reserves the right to dismiss any Eligible Employee without any liability for any claim against the Participating Employer, except to the extent provided herein.

7.3. Participants Bound. Any action with respect to this Plan taken by the Committee, the Company, or any other Participating Employer, or any action authorized by or taken at the direction of the Committee, the Company, or any other Participating Employer, shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

7.4. Receipt and Release. Any payment to any Participant or beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, any other Participating Employer, and the Committee, and the Committee may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Committee, the Company, or any other Participating Employer to follow the application of such funds.

7.5. Governing Law. This Plan shall be construed, administered, and governed in all respects under and by the laws of the Commonwealth of Massachusetts. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

7.6. Headings and Subheadings. Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer, effective as of the first day of August, 1993.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Gerald T. Hughes

FIRST AMENDMENT

Pursuant to Section 6.1 of The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan, as amended and restated effective August 1, 1993, The Neiman Marcus Group, Inc. hereby amends said Plan as follows effective August 1, 1998:

1.  Section 1.12(b) is amended to read in its entirety as follows:

“(b) for December 31, 1996, $100,000; and

2.  A new paragraph (c) is added to the end of Section 1.2, as amended, to read in its entirety as follows:

“(c) for December 31, 1997, and each December 31 thereafter, $160,000.”

IN WITNESS WHEREOF, The Neiman Marcus Group, Inc. has caused this instrument to be executed by its duly authority officer this 31st day of July, 1998.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Gerald T. Hughes

SECOND AMENDMENT

Pursuant to Section 6.1 of The Neiman Marcus Group, Inc. Supplement Executive Retirement Plan, said Plan is hereby amended, effective January 1, 2000 by inserting the following at the end of Section 4.10 thereof:

“The Committee may, in its discretion, pay any other benefit in a single lump sum of Actuarial Equivalent value with the consent of the individual entitled to such benefit (and, if such individual is a married Participant, the consent of his or her Spouse).”

IN WITNESS WHEREOF, The Neiman Marcus Group, Inc. has caused this instrument to be executed in its name and on its behalf by its duly authorized officer this 30th day of October, 2000.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Gerald T. Hughes
Vice President, Human Resources

THIRD AMENDMENT

Pursuant to the provisions of Section 6.1 thereof, The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan (the “Plan”) is hereby amended in the following respect only:

Effective July 29, 2007, Section 1.8 of the Plan is hereby amended by restatement in its entirety to read as follows:

1.8                                 “Compensation” means, with respect to any given period, the aggregate compensation, exclusive of any bonuses, paid to an Eligible Employee by one or more Participating Employers during such period, whether before or after he becomes an “Eligible Employee.”  “Compensation” shall be determined before any reduction under Section 125 or 401(k) of the Code or under any deferred compensation plan or arrangement, but shall not otherwise include any Participating Employer contributions under retirement or other benefit plans or arrangements, or any expense reimbursements, imputed compensation, property, payments of compensation previously deferred, or incentive payments earned through a wellness or similar program sponsored by a Participating Employer.  In the case of an Eligible Employee who was, immediately prior to the Effective Date, employed by Carter Hawley Hale Stores, Inc. (“CHH”) or any of its affiliates, the term “Participating Employer” shall, for purposes of this Section 1.7, include CHH and its affiliates.

IN WITNESS WHEREOF, this Amendment is executed this 20th day of July, 2007.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Marita O’Dea
Senior Vice President Human Resources

FOURTH AMENDMENT

Pursuant to Section 6.1of The Neiman Marcus Group, Inc. Supplemental Executive Retirement (the “Plan”) is hereby amended, effective as of December 31, 2007, in the following respects only:

FIRST:  Article I of the Plan is hereby amended by adding the following new Sections 1.21 and 1.22 to the end thereof:

1.21  “Grandfathered Rule of 65 Employee” means a Rule of 65 Employee who either:  (i) expressly elected to remain eligible to participate in the Basic Plan in accordance with an election made n 2007, or (ii) implicitly elected to remain eligible to participate in the Basic Plan by failing to make a timely election to the contrary and thereby acquiescing to such an election by default.

1.22  “Rule of 65 Employee” means an Eligible Employee as of December 31, 2007 whose age as of December 31, 2007 when added to the number of his or her years of Vesting Service under the Basic Plan as of December 31, 2007 was equal to or in excess of 65.

SECOND:  Article 2 of the Plan is hereby amended by adding the following new Section 2.4 to the end thereof:

2.4  Participation After December 31, 2007.  A Participant who is a Grandfathered Rule of 65 Employee as of December 31, 2007 shall continue to be a Participant under the Plan thereafter, subject to and in accordance with the terms of the Plan; provided, however, that if a Grandfathered Rule of 65 Employee has a Termination of Employment after December 31, 2007, such employee shall not be treated as a Grandfathered Rule of 65 Employee upon any later reemployment by a Participating Employer.  Any provisions of the Plan to the contrary notwithstanding, no individual shall become an Eligible Employee on or after January 1, 2008 who was not an Eligible Employee on December 31, 2007 and, thus, there shall be no new Participants in the Plan on and after such date, and a Participant who is not a Grandfathered Rule of 65 Employee shall remain a Participant in the Plan after December 31, 2007 as provided in Section 2.2 as long as he or she is entitled to receive a benefit under the Plan, but no additional benefit shall accrue for any Participant who is not a Grandfathered Rule of 65 Employee under the Plan after December 31, 2007, subject to the following:

(i)  the amount of benefit payable under the Plan after December 31, 2007 with respect to a Participant who is an Eligible Participant as of such date but who is not a Grandfathered Rule of 65 Employee shall be determined as if such Participant had a Termination of Employment effective as of December 31, 2007, provided, however, that any such Participant shall not be treated as having a Termination of Employment for purposes of determining whether he or she has attained Normal Retirement Age until his or her actual Termination of Employment and benefit payments shall not commence to any such Participant until payments would otherwise commence to such Participant under the terms of the Plan; and

(ii)  a Participant who is not a Grandfathered Rule of 65 Employee shall continue to be entitled to credit for Service after December 31, 2007 for purposes of determining whether such Participant has attained the required years of Service to vest in a benefit or to commence receiving a benefit prior to Normal Retirement Date, but not for purposes of the calculation of the amount of such benefit.

IN WITNESS WHEREOF, this Amendment has been executed this 20th day of December, 2007 to be effective as provided herein.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Marita O’Dea
Senior Vice President and Chief Human
Resource Officer